Exhibit 99.2

INTELSAT, LTD.

SUPPLEMENTAL REGULATION FD DISCLOSURE STATEMENT

DATED JUNE 23, 2008

SUMMARY

You should read the following summary together with the more detailed information and consolidated financial statements and their notes included in Intelsat, Ltd.’s Annual Report filed on Form 10-K for the year ended December 31, 2007, referred to as the 2007 Form 10-K, and in Intelsat, Ltd.’s Quarterly Report filed on Form 10-Q for the three months ended March 31, 2008, referred to as the 1Q 2008 Form 10-Q. In this disclosure statement, unless otherwise indicated or the context otherwise requires,

•	the terms “we,” “us,” “our” and the “Company” refer to Intelsat, Ltd. and its currently existing subsidiaries on a consolidated basis,

•	the term “Intelsat Bermuda” refers to Intelsat (Bermuda), Ltd., Intelsat, Ltd.’s direct wholly-owned subsidiary,

•	the term “Intelsat Jackson” refers to Intelsat Jackson Holdings, Ltd., Intelsat Bermuda’s direct wholly-owned subsidiary,

•	the term “Intermediate Holdco” refers to Intelsat Intermediate Holding Company, Ltd., Intelsat Jackson’s direct wholly-owned subsidiary,

•	the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company, Ltd., Intermediate Holdco’s direct wholly-owned subsidiary,

•	the terms “Serafina Holdings” and “Intelsat Global” refer to Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited),

•	the terms “Serafina” and “Intelsat Global Subsidiary” refer to Intelsat Global Subsidiary, Ltd. (formerly known as Serafina Acquisition Limited),

•	the term “Intelsat Holdings” refers to Intelsat Holdings, Ltd., Intelsat Global Subsidiary’s direct wholly-owned subsidiary,

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the term “PanAmSat” refers to Intelsat Holding Corporation, Intelsat Jackson’s indirect wholly-owned subsidiary, and its subsidiaries on a consolidated basis prior to the PanAmSat Acquisition Transactions,

•	the term “Intelsat Corp” refers to Intelsat Corporation, Intelsat Holding Corporation’s direct wholly-owned subsidiary, and

•	all references to transponder capacity or demand refer to transponder capacity demand in the C-band and Ku-band only.

Certain other capitalized terms used in this disclosure statement are defined in the 2007 Form 10-K, the 1Q 2008 Form 10-Q or elsewhere in this disclosure statement.

Our Company

We are a leading provider of fixed satellite services worldwide. We have provided communications capacity for milestone events since our founding in 1964, including transmitting worldwide the video signals of the first moon walk, providing the “hot line” connecting the White House and the Kremlin and transmitting live television coverage of every Olympics since 1968.

Our goal is to connect people and businesses around the world with reliable, flexible and innovative communications services. We provide service on a global fleet of 53 satellites and seven owned teleports and terrestrial facilities. We supply video, data and voice connectivity in approximately 200 countries and territories for over 1,800 customers, with many of which we have had relationships for over 30 years. Our business is diversified by service offering, customer group, satellite and geography, which reduces our market and operating risk. Our broad customer base includes some of the world’s leading media and communications companies, multinational corporations, Internet service providers, or ISPs, and government/military organizations. Our customers access our capacity through our extensive service offerings, which include transponder services, hybrid managed services combining satellite capacity and terrestrial facilities, and channel services.

We operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for fixed satellite services capacity from both private industry and governments. The fixed satellite services sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. As of March 31, 2008, our revenue backlog, which is based on long-term customer commitments of up to 15 years, was approximately $8.3 billion, approximately 97% of which relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. For the twelve months ended March 31, 2008, we generated pro forma revenue of $2.2 billion. For the year ended December 31, 2007 and the combined three months ended March 31, 2008, we generated pro forma New Bermuda Adjusted EBITDA of $1.7 billion and $456.9 million, respectively.

We have one of the largest, most flexible and most reliable satellite fleets in the world, covering over 99% of the world’s population. We operate our fleet with a fully integrated satellite operations model which features two operations centers connected by redundant fiber, resulting in a robust monitoring and control system that we believe is unrivaled in our industry. Our satellite fleet is complemented by a terrestrial network of teleports, points of presence and leased fiber links that we use to carry traffic and provide satellite access for our customers. The flexibility of our fleet allows us to respond quickly to changes in market conditions and customer demand in order to maximize our revenue and profitability. Since completing the PanAmSat Acquisition Transactions in July 2006, we have combined the satellite fleets and implemented new initiatives to increase the financial returns on our satellites, collectively known as our capacity management strategy. Examples of these initiatives include building new satellite neighborhoods around key applications such as direct-to-home, or DTH, video, loading traffic on transponders more efficiently, repointing the beams of certain satellites to bring additional capacity to areas of unmet demand, and relocating satellites to orbital locations that offer improved revenue opportunities. Our capacity management strategy will allow us to take a more strategic approach to our fleet replacement cycle, which we believe will result in long-term capital expenditure savings since some retiring satellites will not need to be replaced on a one-for-one basis. We believe our capacity management strategy will increase returns on our assets, enhance the value of our orbital locations, and maximize the marketable capacity of our global fleet.

We have invested heavily in our communications network over the past several years. Our combined companies spent approximately $3.4 billion on 16 satellites launched from May 2001 to October 2005 in connection with our last satellite fleet renewal and deployment cycles, which were completed with the launch of our Galaxy 15 satellite. The average remaining service life of our satellites was approximately 7.7 years as of March 31, 2008, weighted on the basis of nominally available capacity for the 46 station-kept satellites of the 53 satellites we owned and operated at that time. Since October 2005, we have launched five satellites, and we have recently accelerated and increased certain of our capital expenditure plans due to new business opportunities with returns on investment that are expected to meet or exceed our financial objectives.

Fixed satellite services are an integral part of the global communications infrastructure. Our customers use our services because of the distinct technical and economic benefits satellite services provide for certain applications. Satellites provide a number of advantages over terrestrial communications systems, including ubiquitous coverage, the ability to broadcast signals to many locations simultaneously and independence from terrestrial infrastructure, including points of congestion or unreliability. Satellites allow equal access to bandwidth regardless of location, density of population or availability of terrestrial infrastructure. This feature, combined with the ability of satellites to simultaneously broadcast high quality, secure signals from a single location to many locations, results in a cost efficient distribution medium for video signals. Corporations, network providers and governments use satellite solutions because the technology provides a secure, easily replicated network platform that can be deployed quickly, and across many different regions, simplifying overall network topologies. The ability of satellites to provide instant communications makes them desirable for disaster recovery and military applications.

The global FSS sector is expected to generate revenues of approximately $8.1 billion in 2008 according to NSR, a leading international market research and consulting firm specializing in satellite and wireless technology and applications. There are multiple growth areas that we believe will drive the continued expansion of the FSS industry.

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Video: Video distribution services for applications such as high definition television, or HDTV, DTH television platforms, and delivery of globalized content are expected to be a source of growth. The increased transmission of HDTV signals requires greater transmission capacity than standard definition signals, and will create additional demand for capacity. Continuing deregulation is expected to create new DTH television platform operators in numerous international markets. Programmers routinely distribute news, sports and entertainment to audiences in multiple geographic markets.

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Data networks: The demand from global organizations for large, cost-effective, private, corporate networks made possible through the combination of broad geographic satellite coverage and the use of very small aperture terminals, or VSATs, is expected to be a source of growth. Satellite-based data networks are expected to grow especially in international markets where terrestrial networks are not well developed and where broadband Internet access is a business necessity.

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Mobility: Efforts by consumer communications companies to combine video services and telephony into a single platform, wired or mobile, should also benefit the FSS industry through increased requirements for the broadcast of video services to new and developing networks. Wireless operators also require satellite capacity for backhaul services that provide a cost-efficient means to rapidly expand their service areas.

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Hybrid satellite-fiber solutions: The combination of our satellites and terrestrial facilities enables us to provide hybrid managed services to our customers, which they use primarily for video and Internet-related services. This is an area which has experienced rapid growth over the last several years, and which we believe will continue to offer growth opportunities within the industry.

In total, C- and Ku-band transponder service revenue in the FSS sector is expected to grow at a compound annual growth rate, or CAGR, of 3.9% from 2007 to 2012, according to NSR.

Our Business Strategy

We are pursuing a business strategy which features four initiatives to build on our transformed competitive position and to address attractive new business opportunities that have developed since the time of the PanAmSat acquisition. These strategies for profitable growth, in combination with our culture of continuous improvement, will enable us to increase our revenues and operating cash flows before debt service requirements.

Grow Our Business by Focusing on High Growth Regions and Applications

We have an industry-leading position in every sector that we serve. We believe that the media, network services, and government sectors represent opportunities for revenue growth over the long-term for operators in the FSS industry. We intend to focus our resources on further penetrating the most attractive regions and applications in these sectors in order to increase our profitability and free cash flow.

Media

We intend to expand our media services by continuing to capitalize on the strength of our video neighborhoods, maintaining and growing our leadership position in HDTV distribution and expanding our services for DTH platform operators. We believe that we are well positioned to grow both the distribution and contribution portions of our video business by continuing to develop and expand our cable neighborhoods in the United States, South America and the Asia-Pacific region, and to build new neighborhoods in Europe. As cable operators expand their channel capacities, we have the opportunity to benefit as more channels, services and other data needs require satellite distribution to cable head-ends. Furthermore, as the number of channels grows, demand increases for our premium cable neighborhood satellites. In addition, many U.S. cable operators are increasingly interested in pursuing business expansion opportunities outside of the United States. With strong content provider relationships and assets spanning the globe, we believe we can be an attractive supplier to cable operators as they pursue this strategy.

We also believe that demand for HDTV will experience significant growth in the coming years, which will result in the need for more satellite bandwidth. To fulfill the growing demand for HDTV, we will continue to build upon the success of the Galaxy 13/Horizons 1 satellite, which was placed in service as an HDTV neighborhood to attract this new and fast-growing program format type. Since announcing our HDTV neighborhood on the Galaxy 13 satellite, we have grown the number of HDTV channels carried by our system to over 75. We also intend to expand the number of services we provide to high definition programmers. We intend to offer a number of high definition contribution services to enable the capture and transport of high definition programming from remote locations to satellite production facilities, from which it can then be distributed through our satellites serving cable neighborhoods.

Lastly, we will continue to build on our leading international DTH platform business, targeting Latin America, Eastern Europe, the Middle East, Africa and regions within Asia where we can use our available capacity and the flexibility of our satellite fleet to capture additional growth opportunities. We intend to develop new video communities by leveraging our existing satellites and relationships with successful DTH platform operators to capture growth in new DTH markets.

Network Services

We believe we are well positioned to expand our business serving network services customers by focusing on growing applications, including data and IP services, services to wireless operators, global telecommunications carrier services, and mobility services.

We believe we are a leading provider of satellite services supporting data applications such as corporate broadband VSAT networks, virtual private networks, or VPNs, and trunking solutions for ISPs. We will grow our business by continuing to build our relationships with satellite-based broadband service providers, including VSAT service providers in the largest and fastest growing regions, such as North America, Africa, Latin America, Eastern Europe and the Middle East. We intend to solidify our leadership position through partnering initiatives with data and IT services providers in key growth regions and with service providers in attractive vertical markets, such as maritime and oil and gas. We will also continue to market GlobalConnex managed services for regional service providers, corporations and international organizations implementing VPNs for broadband and voice over Internet protocol applications.

We believe that we are well positioned with telecommunications service providers throughout the world, and we have leveraged this presence to build a leading position serving wireless operators in emerging markets such as Africa and the Middle East. We intend to introduce new services that will expand our presence serving the wireless telecommunications sector. We intend to expand our customer base by marketing our services to other forms of competitive carriers in newly deregulated markets, which use satellite capacity in order to introduce their services quickly and independently of established local carriers.

We have an extensive customer base of traditional telecommunications carriers that use our services to reach regions that lack direct access to telecommunications cable interconnects or where internal infrastructure either does not exist or is unreliable. We believe that the drive for continued globalization by multinational corporations will increase satellite demand from global telecommunications companies which need our ubiquitous coverage in order to provide “one-stop” shopping to their customers.

Government

As the largest provider of commercial satellite services to the government sector, we believe we are well positioned to service its increased need for commercial satellite communications services, which has been driven in part by anti-terrorism efforts, conflicts in the Middle East and increased worldwide awareness of the role of satellites in emergency and first responder communications networks. We intend to build our marketing efforts with respect to contractors that serve both civilian and defense agencies. We expect that our expanded service capability with respect to satellite capacity, managed services and turn-key services will attract additional government business at the national and state agency level, and enable us to work with a broader scope of government contractors and integrators.

Increase our Return on our Asset Base through Disciplined Management of Capacity

As we execute on our first strategy to focus on certain applications and regions, we will create additional opportunity to improve our returns on our existing assets through new capacity management initiatives. These initiatives include establishing strategies for key satellite roles based upon the customer and growth characteristics of the market served by each satellite in such a role. For instance, we plan to increase the value of our satellites by establishing neighborhoods based on growing customer applications, such as DTH video services in regions including Africa, northern and eastern Europe, and South America. Our capacity management strategy also includes creating additional marketable capacity through re-assigning, or grooming, traffic, repointing steerable beams and relocating satellites. Given the scale of our fleet, existing customer traffic can be groomed to other satellites in our fleet based upon the customer’s application and the amount of capacity required, which in turn allows us to more efficiently load our transponders and secure larger blocks of capacity for customers with growing, long-term requirements. Furthermore, because many of our satellites have flexible designs, including steerable beams, we can repoint beams to areas of unmet demand, or relocate satellites in order to bring additional capacity to an entire region. Through these various capacity management initiatives, we can improve returns on our asset base and maximize the value of our fleet.

Over time, we also intend to rationalize the size of our fleet and consolidate the number of orbital locations required to serve our customers. Our capital allocation decisions are based on the expected return on invested capital and market demand, and we will be prudent in the selection of the number, size and characteristics of replacement and new satellites to be launched. For instance, new satellites will be designed to include more high-power, land-mass focused capacity that delivers video and broadband applications more efficiently, thereby increasing the proportion of high value transponders relative to our current capacity mix. In addition, we will seek anchor customers for new satellites, in order to improve overall returns. At the closing of the PanAmSat Acquisition Transactions, our network integration planning identified three satellites that would not need to be replaced as we integrated our fleets. We have identified additional satellites in our fleet that we currently do not intend to replace, based upon an analysis of demand and satellite utilization in certain regions, and we do not expect to replace our existing fleet on a one-for-one basis. At the same time, we have accelerated the building of certain satellites in order to capture new opportunities and to deliver fresh, high power capacity to regions of strong demand. Through capacity management, we intend to maximize the revenues, and therefore the returns, generated by our assets.

Build New Revenue Streams by Introducing New Products and Services

The flexibility of our network and the global scale of our business gives us the ability to expand our customer and revenue base without significant increases in operating costs. We have identified three areas that we believe offer potential for significant growth with only incremental investment in additional resources: new product development, satellite-related services, and new government initiatives.

We have a proven track record of capitalizing on new growth opportunities and expanding the FSS market. New service introductions, such as our rapidly growing GlobalConnex business, have resulted in substantial new revenue streams. We are currently in the process of introducing several new IP- or mobility-related services. We have developed a wholesale Internet Protocol Television, or IPTV, platform that operates on our North American satellite and terrestrial infrastructure that is currently in the market trial phase with a North American distributor. We are developing a portfolio of several mobility-related services to serve high growth vertical markets. The first of these is our recently announced global maritime broadband service, which provides on-the-move IP connectivity to the fishing, oil and gas, and shipping sectors. We provide these services on a wholesale basis, working with distributors who are the leaders in their respective vertical markets. Both of these new services are examples of our identifying new markets and technologies which will enable us to generate additional revenues from capacity which is currently underutilized.

We intend to continue to expand our satellite-related services business, which we began approximately three years ago and which has grown to revenues of approximately $47.6 million for the twelve months ended March 31, 2008. This business allows us to generate new revenue streams by offering consulting services to other satellite operators which leverage our internal technical expertise and buying power. Examples of these services include transfer and in-orbit testing, long-term satellite operations, teleport hosting, and satellite design and engineering services. For instance, as of March 31, 2008 we operated nine third-party satellites in addition to our owned satellite fleet, utilizing the same integrated satellite operations infrastructure and with minimal additional headcount.

We believe that we can grow our revenues from our government services business by developing innovative solutions to government needs for space communications and “communications on the move,” or COTM. We currently see an opportunity to offer a quick and efficient means of placing government assets in space through hosted payload programs. For instance, our government business subsidiary, Intelsat General Corporation, or IGen, has been accepted by the Department of Defense as a Joint Concept Technology Demonstration, or JCTD, to fly a payload for the Internet router in Space program, also known as IRIS. In this program, a customized Internet router will be positioned on an Intelsat satellite currently in construction. By co-locating this payload on an Intelsat satellite already planned for launch, the government will get quick and cost efficient access to test an emerging space-based technology solution. We also believe that we can offer new commercialized services to our government customer base. We intend to implement modifications to the mobility solutions we offer to the network services sector in order to deliver video and data services for military and homeland security mobile applications. We believe that we can generate additional revenue growth by pursuing additional hosted payload programs, and other projects which leverage our unique use of space-based technologies.

Selectively Pursue Strategic and Organic Opportunities

We have a track record of capitalizing on strategic growth opportunities through acquisition, including our completion of two transactions in 2004, and the 2006 acquisition of PanAmSat. These transactions further strengthened our leading position in the FSS sector by enhancing our capabilities for video, corporate network and government/military applications. We expect that near-term strategic opportunities in the FSS sector may involve smaller, regional or national satellite operators seeking joint ventures or revenue sharing arrangements in order to provide follow-on capacity for satellites that are aging and facing replacement.

In December 2007, we launched the Horizons 2 satellite, which we built under a joint venture with satellite operator JSAT International, or JSAT. Under this agreement, JSAT funded the satellite and launch vehicle procurement and we have begun paying our contribution obligation over a seven-year period beginning in March 2008. We will share in the revenues generated by this satellite equally with JSAT. This initiative is an example of a business development activity which replaces capacity at a current orbital location through a business arrangement with attractive cash flow characteristics.

In another example, in October 2007 we announced an agreement with Telenor Satellite Broadcasting, referred to as Telenor, to acquire ten transponders on one of its upcoming satellite launches, Thor 6. This modest investment will provide us with the additional capacity we need to provide continued growth for a current DTH video customer, as well as provide us with an expanded platform for addressing the European video market. We plan to strengthen our global position by working closely with other satellite operators, which will allow us better access to strategic regions and increase the utilization of our global fleet.

In November 2007 we also reached an agreement with Corporación de Radio y Televisión del Norte de México, S. de R.L. de C.V., referred to as SKY Mexico, and SKY Brasil Serviços Ltda., referred to as SKY Brazil, to launch a new 24-transponder satellite to serve the Latin American DTH market. The satellite, known as Intelsat 16, will be dedicated to SKY Mexico and SKY Brazil over the satellite’s estimated 15-year life. This agreement expands our DTH business, and further strengthens our long-term relationship with these platform operators. The terms of this agreement allow us to recover the expected capital expenditures for this satellite through pre-payments for certain services which will be paid in the 12 months following the satellite’s launch and in-orbit testing in late 2009 and early 2010, respectively.

We believe that we can also invest modestly in our existing infrastructure to build the value of our satellite assets. For instance, we are grooming our fleet to increase the number and value of video neighborhoods within our fleet. We may choose to invest in antenna seeding programs to increase the penetration of cable head-ends for certain of our satellites. We believe that these modest investments in new ground infrastructure will enable us to command higher rates for our satellite capacity in video neighborhoods and increase the value provided to programmer customers, which will then be able to reach larger audiences from our fleet.

Additional Information about Our Business

For more information about our business, including a discussion of our customer sectors and our strengths, see Item 1 “Business” in the 2007 Form 10-K.

Acquisition by New Sponsors

On June 19, 2007, Intelsat Holdings, our indirect parent, certain shareholders of Intelsat Holdings, Serafina Holdings, and Serafina (a wholly-owned subsidiary of Serafina Holdings) signed a definitive share purchase agreement (referred to herein as the BC Share Purchase Agreement) for the acquisition of Intelsat Holdings by Serafina. Serafina Holdings is an entity formed by funds controlled by BC Partners Holdings Limited, referred to as the BCEC Funds, and certain other investors. Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. We refer to the BCEC Funds, the Silver Lake Partners funds and the other equity sponsors collectively as the New Sponsors.

On February 4, 2008, pursuant to the BC Share Purchase Agreement, Serafina acquired 100% of the equity ownership of Intelsat Holdings, referred to as the New Sponsors Acquisition. The aggregate cash purchase price for all of the equity securities of Intelsat Holdings was approximately $5.0 billion. As a result of completion of the New Sponsors Acquisition and related financing transactions, we and our subsidiaries assumed aggregate net incremental debt of approximately $3.7 billion, as described further below. The former shareholders of Intelsat Holdings (other than management) sold 100% of their equity interests in Intelsat Holdings. Upon closing, management contributed to Serafina Holdings the portion of their equity interests in Intelsat Holdings not purchased for cash by Serafina for equity interests in Serafina Holdings (which was renamed Intelsat Global, Ltd. on February 8, 2008).

On February 4, 2008, in order to finance in part the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under a $2.81 billion senior unsecured bridge loan credit agreement, or the Senior Bridge Loan Credit Agreement, and under a $2.15 billion senior unsecured PIK election bridge loan credit agreement, or the PIK Election Bridge Loan Credit Agreement, and together with the Senior Bridge Loan Credit Agreement, referred to collectively as the Bridge Loan Credit Agreements.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Bermuda transferred certain of its assets (including all of its direct and indirect ownership interests in Intermediate Holdco and Intelsat Corp) and certain of its liabilities and obligations (including its 9 1/4% Senior Notes due 2016, 11 1/4% Senior Notes due 2016, Floating Rate Senior Notes due 2013, Floating Rate Senior Notes due 2015 and its senior unsecured credit facility) to a newly formed direct wholly-owned subsidiary, Intelsat Jackson, pursuant to an assignment and assumption agreement. Following that transfer, referred to as the Intelsat Bermuda Transfer, Intelsat Jackson became the owner of substantially all of Intelsat Bermuda’s existing assets and the obligor with respect to substantially all of Intelsat Bermuda’s existing liabilities and obligations.

On February 4, 2008, immediately after the consummation of the Intelsat Bermuda Transfer, Serafina assigned certain of its assets and liabilities to Intelsat Bermuda, referred to as the Serafina Assignment, including Serafina’s rights and obligations under the Bridge Loan Credit Agreements and a commitment letter it had entered into with certain banks relating to the financing of the New Sponsors Acquisition. As a result, Intelsat Bermuda is now the obligor under the Bridge Loan Credit Agreements. The terms of the Bridge Loan Credit Agreements are described below under the heading “Description of Indebtedness.” The Bridge Loan Credit Agreements are expected to be repaid in full with the proceeds of the offering of the Intelsat Bermuda Notes.

In connection with the New Sponsors Acquisition, both Intelsat Sub Holdco and Intelsat Corp also entered into amendments to their existing senior secured credit facilities, which became effective on February 4, 2008. Intelsat Corp also borrowed $150.0 million under a new term loan under its senior secured credit facilities. These amendments and the new term loan are described below under the heading “Description of Indebtedness.”

In connection with the New Sponsors Acquisition, on February 7, 2008, Intelsat Jackson redeemed pursuant to their terms all $260.0 million of its outstanding Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Floating Rate Senior Notes due 2015, and on March 6, 2008, Intelsat, Ltd. redeemed pursuant to their terms all $400.0 million of its outstanding 5 1/4% Senior Notes due 2008. We refer to the New Sponsors Acquisition and all of the transactions described above collectively as the New Sponsors Acquisition Transactions.

The New Sponsors Acquisition Transactions, the Change of Control Offers (as defined below), the financing transactions used to fund the Change of Control Offers, and the offering of the notes and the use of proceeds thereof, are referred to collectively as the Transactions.

The Change of Control Offers

The consummation of the New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes, giving the holders of those notes the right to require the respective issuers to repurchase those notes at 101% of their principal amount, plus accrued interest to the date of repurchase. Additionally, the consummation of the New Sponsors Acquisition resulted in a change of control under Intelsat Jackson’s $1.0 billion Senior Unsecured Credit Agreement dated February 2, 2007, referred to as the Intelsat Jackson Unsecured Credit Agreement, giving the holders of the term loans outstanding thereunder the right to require the repayment of the term loans at 101% of their principal amount, plus accrued interest to the date of repayment.

On March 5, 2008, Intelsat Sub Holdco issued a notice of change of control and launched offers to purchase for cash, referred to herein as the Sub Holdco Change of Control Offers, any and all of its outstanding 8 1/4 % Senior Notes due 2013, referred to as the Outstanding 2013 Notes, and 8 5/8% Senior Notes due 2015, referred to as the Outstanding 2015 Notes, in each case at a purchase price of 101% of the principal amount of such notes plus accrued interest to the date of repurchase. On May 2, 2008, Intelsat Sub Holdco completed the repurchase of $874.6 million principal amount of its Outstanding 2013 Notes and $674.3 million principal amount of its Outstanding 2015 Notes. Intelsat Sub Holdco financed the repurchase of the Outstanding 2013 Notes and Outstanding 2015 Notes through borrowings under a $883.3 million term loan due 2013 pursuant to a new 8 1/2% Senior Unsecured Credit Agreement, referred to as the 2013 Unsecured Credit Agreement, and a $681.0 million term loan due 2015 pursuant to a new 8 7/8% Senior Unsecured Credit Agreement, referred to as the 2015 Unsecured Credit Agreement, respectively.

Also on March 5, 2008, our indirect wholly-owned subsidiary, Intelsat Corp, issued a notice of change of control and launched offers to purchase for cash, referred to herein as the Corp Change of Control Offers, any and all of its outstanding 9% Senior Notes due 2014, referred to as the Outstanding 2014 Corp Notes, and 9% Senior Notes due 2016, referred to as the Outstanding 2016 Corp Notes, in each case at a purchase price of 101% of the principal amount of such notes plus accrued interest to the date of repurchase. On May 2, 2008, Intelsat Corp completed the repurchase of $651.6 million principal amount of the Outstanding 2014 Corp Notes and $575.0 million principal amount of the Outstanding 2016 Corp Notes. Intelsat Corp financed the repurchase of the Outstanding 2014 Corp Notes and the Outstanding 2016 Corp Notes through borrowings under a $658.1 million term loan due 2014 pursuant to a new 9 1/4% Senior Unsecured Credit Agreement, referred to as the 2014 Unsecured Credit Agreement, and a $580.7 million term loan due 2016 pursuant to a new 9 1/4% Senior Unsecured Credit Agreement, referred to as the 2016 Unsecured Credit Agreement, respectively. The 2014 Unsecured Credit Agreement and 2016 Unsecured Credit Agreement are referred to together as the Intelsat Corp Backstop Credit Agreements.

On April 4, 2008, Intermediate Holdco issued a notice of change of control and launched an offer to purchase for cash, referred to herein as the Intermediate Holdco Change of Control Offer, any and all of its outstanding 9 1/4% Senior Discount Notes due 2015, referred to as the Outstanding 2015 Discount Notes, at a purchase price of 101% of the accreted value of the notes as of June 3, 2008. On June 3, 2008, Intermediate Holdco completed the repurchase of approximately $474.2 million principal amount at maturity of the Outstanding 2015 Discount Notes. Intermediate Holdco financed the repurchase of the Outstanding 2015 Discount Notes through borrowings under a $481.0 million principal amount at maturity term loan due 2015 pursuant to a new 9 1/2% Senior Unsecured Credit Agreement, referred to as the Intermediate Holdco Unsecured Credit Agreement.

On May 2, 2008, Intelsat Jackson issued a notice of change of control and launched offers to purchase for cash, referred to as the Jackson Change of Control Offers, any and all of its outstanding 11 1/4% Senior Notes due 2016, referred to as the Outstanding Jackson Non-Guaranteed Notes, and its outstanding 9 1/4% Senior Notes due 2016, referred to as the Outstanding Jackson Guaranteed Notes and, together with the Outstanding Jackson Non-Guaranteed Notes, the Outstanding Jackson Notes. The Jackson Change of Control Offers will expire at 5:00 p.m., New York City Time, on June 26, 2008, and any notes tendered may be withdrawn at any time prior to 5:00 p.m., New York City Time, on June 30, 2008. The Jackson Change of Control Offers have a settlement date of July 1, 2008, referred to as the Settlement Date. Holders whose outstanding notes are accepted for payment pursuant to the Jackson Change of Control Offers will also receive accrued and unpaid interest to the Settlement Date.

Intelsat Jackson’s obligation to accept for purchase and to pay for the Outstanding Jackson Notes which are validly tendered (and not validly withdrawn) by holders pursuant to the Jackson Change of Control Offers is subject to and conditioned upon the satisfaction of certain conditions.

In addition, on May 2, 2008, Intelsat Jackson offered to prepay for cash, referred to as the Jackson Change of Control Prepayment Offer, any and all of the outstanding loans under the Intelsat Jackson Unsecured Credit

Agreement at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repayment. The Jackson Change of Control Prepayment Offer expires at 12:00 noon, New York City Time, on June 30, 2008, and has a settlement date of July 1, 2008.

Pursuant to the terms of a Commitment Letter, dated as of June 19, 2007, as amended on February 7, 2008, among Serafina Acquisition Limited, Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Banc of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as initial lenders, as amended by the Commitment Letter Amendment, dated as of February 7, 2008, referred to as the Financing Commitment Letter, which was assigned to Intelsat Bermuda by Serafina in the Serafina Assignment, the financial institutions party thereto committed to extend credit to finance the Jackson Change of Control Offers and the Jackson Change of Control Prepayment Offer. The Jackson Change of Control Offers are expected to be financed with the proceeds of the Intelsat Jackson Notes. The Jackson Change of Control Prepayment Offer is expected to be financed with the proceeds of a new senior unsecured credit agreement, referred to as the New Intelsat Jackson Unsecured Credit Agreement.

We refer to the Sub Holdco Change of Control Offers, the Corp Change of Control Offers, the Intermediate Holdco Change of Control Offer, the Jackson Change of Control Offers and the Jackson Change of Control Prepayment Offer collectively as the Change of Control Offers. All financial information presented as pro forma for the Change of Control Offers and the financing transactions used to fund each such change of control offer included in this disclosure statement assumes that all holders exercise their right to tender their notes in each of the Change of Control Offers and all lenders elect to have their loans prepaid in the Jackson Change of Control Prepayment Offer, regardless of whether or not they have actually done so or will do so.

We may engage in open market purchases of any notes or loans that are subject to a change of control offer before or after the expiration or consummation thereof.

Organizational Structure

The following chart summarizes our ownership, corporate structure and expected principal amount of third-party indebtedness as of March 31, 2008 on a pro forma basis after giving effect to the Change of Control Offers, the financing transactions used to fund the Change of Control Offers and the offering of the notes and the use of proceeds thereof. The indebtedness shown on a pro forma basis for the Change of Control Offers assumes that all holders exercise their right to tender their notes and all lenders elect to have their loans prepaid in each such change of control offer, regardless of whether or not they have actually done so or will do so.

(1)	Intelsat, Ltd.’s senior notes are carried at a discount from their face value, created as a result of fair value accounting associated with the New Sponsors Acquisition in February 2008. The amounts shown here do not reflect these discounts.
(2)

Intelsat, Ltd. guarantees the senior secured credit facilities of Intelsat Sub Holdco and the Lockheed Martin note. Intelsat, Ltd. will guarantee the new senior notes of Intelsat Bermuda, Intelsat Jackson and Intelsat Sub Holdco and the unsecured term loan due 2014 under the New Intelsat Jackson Unsecured Credit Agreement. Intelsat, Ltd. will be a co-obligor of the new 9 1/2% Senior Discount Notes due 2015. The amounts shown here do not reflect Intelsat Ltd.’s obligations under these guarantees or its obligations as co-obligor of the new 9 1/2% Senior Discount Notes due 2015.

(3)	Intelsat Bermuda will guarantee the new senior notes of Intelsat Sub Holdco, Intermediate Holdco and Intelsat Jackson noted in this table and the unsecured term loan due 2014 under the New Intelsat Jackson Unsecured Credit Agreement. The amounts shown here do not reflect Intelsat Bermuda’s obligations under these guarantees.
(4)	The amount shown assumes an issue date of June 27, 2008.
(5)	As a result of certain transfer transactions consummated on February 4, 2008 in connection with the New Sponsors Acquisition, all indebtedness of Intelsat Bermuda outstanding on such date became indebtedness of Intelsat Jackson. Intelsat Jackson owns all of the stock of Intelsat Holding Corporation through its subsidiaries Intelsat (Gibraltar) Limited, Intelsat (Luxembourg) Sarl and Intelsat (Poland) Sp. z o.o. Intelsat Poland, Luxembourg Branch is the direct owner of the stock of Intelsat Holding Corporation. Intelsat Jackson guarantees the senior notes, and will guarantee the new senior notes, of Intermediate Holdco and Intelsat Sub Holdco noted in this table. The amounts shown here do not reflect Intelsat Jackson’s obligations under these guarantees. As a result of the consummation of the New Sponsors Acquisition, Intelsat Jackson commenced the Jackson Change of Control Prepayment Offer and the Jackson Change of Control Offers. Affiliates of the initial purchasers have provided a backstop financing commitment with respect to Intelsat Jackson’s change of control offers and Intelsat Jackson expects to finance the repurchase and repayment of these notes and loans with the proceeds of the Intelsat Jackson Notes and an unsecured term loan borrowing under the New Intelsat Jackson Unsecured Credit Agreement, respectively.
(6)	Assumes that all of the loans under the Intelsat Jackson Unsecured Credit Agreement are repaid in the Jackson Change of Control Prepayment Offer. If any lenders do not elect to have their loans prepaid, such loans and the related guarantees will remain outstanding obligations of Intelsat Jackson and the respective guarantors.
(7)	Assumes that all of the Outstanding Jackson Notes are tendered in the Jackson Change of Control Offers. If any of the Outstanding Jackson Notes are not tendered, such notes and the related guarantees will remain outstanding obligations of Intelsat Jackson and the respective guarantors.
(8)

The unsecured term loan due 2014 under the New Intelsat Jackson Unsecured Credit Agreement and the new 9 1/2% Senior Notes due 2016 will be guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(9)	Intermediate Holdco guarantees the senior secured credit facilities and senior notes of Intelsat Sub Holdco and will guarantee the new senior notes of Intelsat Sub Holdco. The amounts shown here do not reflect Intermediate Holdco’s obligations under these guarantees.
(10)	Intelsat, Ltd. will be a co-obligor of the new 9 1/2% Senior Discount Notes due 2015. The amount shown assumes an issue date of June 27, 2008.
(11)

Does not include the new 9 1/2% Senior Notes due 2016 and the unsecured term loan due 2014 under the New Intelsat Jackson Unsecured Credit Agreement that will be guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(12)	The total facility size is $250.0 million.
(13)	The term loan is a $344.8 million facility.
(14)	Does not include guarantees of debt of Intelsat Sub Holdco and Intelsat Jackson.
(15)	This note is guaranteed by Intelsat, Ltd.

(16)	Intelsat Holding Corporation is the borrower of the Intelsat Bermuda Loan. For more information regarding the Intelsat Bermuda Loan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Significant Transactions—The PanAmSat Acquisition Transactions” contained in the 2007 Form 10-K.
(17)	Intelsat Holding Corporation does not guarantee any of the debt of Intelsat Corp.
(18)	Certain of Intelsat Corp’s senior notes and its senior secured credit facilities are carried at discounts or premiums from their face value, created as a result of purchase accounting associated with the New Sponsors Acquisition. The actual amounts shown do not reflect the unamortized discount or premium from face value.
(19)	The total facility size is $175.0 million.
(20)	The new senior notes of Intelsat Corp will not be guaranteed by any entity other than certain subsidiaries of Intelsat Corp.
(21)

Refers to subsidiaries that will guarantee the new senior notes of Intelsat Sub Holdco noted on this table and that will guarantee the new 9 1/2% Senior Notes due 2016 and unsecured term loan due 2014 under the New Intelsat Jackson Unsecured Credit Agreement.

(22)	Refers to subsidiaries that will guarantee the new senior notes of Intelsat Corp.

Ownership

Intelsat Sub Holdco is owned 100% by Intermediate Holdco, Intermediate Holdco is owned 100% by Intelsat Jackson, Intelsat Jackson is owned 100% by Intelsat Bermuda, and Intelsat Bermuda is owned 100% by Intelsat, Ltd., which is 100% owned by Intelsat Holdings. On February 4, 2008, Intelsat Holdings was acquired by Intelsat Global Subsidiary, a direct wholly-owned subsidiary of Intelsat Global. Substantially all of Intelsat Global’s common equity is beneficially owned by the New Sponsors. Certain members of management own approximately 3.2% of Intelsat Global’s common equity on a fully diluted basis.

BC Partners Holdings Limited is a leading international private equity firm, operating through integrated teams based in Geneva, Hamburg, London, Milan, New York and Paris. The latest fund, BCEC VIII, closed in May 2005 with €5.9 billion of commitments. For over 20 years, the firm has developed a long track record of successfully acquiring and developing businesses in partnership with management, investing in 66 acquisitions with a combined enterprise value of €61 billion. Recent investments include Brenntag, Amadeus, Dometic, Picard, SEAT Pagine Gialle and Unity Media.

Silver Lake is the leading investment firm focused on large scale investments in technology, technology-enabled, and related growth industries with over $15 billion of committed equity capital under management. Silver Lake’s mission is to function as a value-added partner to the management teams of the world’s leading technology franchises. Its portfolios include or have included technology industry leaders such as Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, Instinet, IPC Systems, MCI, Nasdaq, NetScout, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS.

Summary Historical and Pro Forma Consolidated Financial Data of Intelsat, Ltd.

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and unaudited condensed consolidated financial statements and their notes included in the 2007 Form 10-K and the 1Q 2008 Form 10-Q, and in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information” included in this disclosure statement.

As a result of the consummation of the 2005 Acquisition Transactions, the financial results for the year ended December 31, 2005 have been separately presented in our consolidated financial statements for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the period February 1, 2005 through December 31, 2005. Although the effective date of the 2005 Acquisition Transactions was January 28, 2005, due to the immateriality of the results of operations for the period between January 28, 2005 and January 31, 2005, we have accounted for the consummation of the 2005 Acquisition Transactions as if they had occurred on January 31, 2005. We have combined the 2005 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2005 through December 31, 2005 in the summary historical and pro forma consolidated financial data below, as we believe this combination is more useful to explain our results of operations. The presentation is not in accordance with U.S. GAAP and it is provided to enhance the reader’s understanding of our results of operations for the period presented.

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined three months ended March 31, 2008 have been presented for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to March 31, 2008. Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, the Company has accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008 and recorded “push-down” accounting to reflect the acquisition of the Company. We have combined the 2008 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2008 through March 31, 2008 in the summary historical and pro forma consolidated financial data below, as we believe this combination is more useful to explain our results of operations. The presentation is not in accordance with U.S. GAAP and it is provided to enhance the reader’s understanding of our results of operations for the period presented. The full, uncombined results for the 2008 Predecessor Entity and Successor Entity periods are available in the 1Q 2008 Form 10-Q.

Our summary historical consolidated statement of operations data and cash flow data for each of the years in the three-year period ended December 31, 2007 and the consolidated balance sheet data as of December 31, 2006 and 2007 have been derived from audited consolidated financial statements which have been prepared in accordance with U.S. GAAP and are included in the 2007 Form 10-K. The consolidated statement of operations data and cash flow data for the combined three months ended March 31, 2008 and the consolidated balance sheet data as of March 31, 2008 are derived from unaudited condensed consolidated financial statements which are included in the 1Q 2008 Form 10-Q. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full year or any future reporting period.

The summary unaudited pro forma condensed consolidated financial information for the year ended December 31, 2007 and the three months ended March 31, 2008 has been derived from the unaudited pro forma condensed consolidated financial information included in “Unaudited Pro Forma Condensed Consolidated

Financial Information.” The unaudited pro forma consolidated statement of operations data has been adjusted to give effect to the Transactions as if these events had occurred on January 1, 2007. The unaudited pro forma consolidated balance sheet data reflects our financial position as if the completion of the Change of Control Offers and the financing transactions used to fund the Change of Control Offers, and the offering of the notes and the use of proceeds thereof had occurred as of March 31, 2008.

The summary unaudited pro forma consolidated financial data is for informational purposes only and does not purport to present what our results of operations and financial condition would have been had these transactions actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

Information regarding EBITDA and the consolidated financial results of guarantor and non-guarantor subsidiaries are included in the 2007 Form 10-K and the 1Q 2008 Form 10-Q.

	Year Ended December 31,			Unaudited Three Months Ended March 31,		Unaudited Pro Forma Year Ended December 31, 2007	Unaudited Pro Forma Three Months Ended March 31, 2008
	2005	2006	2007	2007	2008
	(dollars in thousands)
Consolidated Statement of Operations Data:
Revenue	$1,171,483	$1,662,666	$2,183,079	$518,237	$572,678	$2,182,309	$572,941
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	242,529	274,280	323,557	79,369	80,479	323,557	80,479
Selling, general and administrative	198,315	198,189	238,490	61,809	48,060	251,897	49,068
Depreciation and amortization	573,513	701,517	784,120	195,604	207,836	860,037	209,582
Impairment of asset value(1)	69,227	48,974	—	—	—	—	—
Restructuring and transaction costs	263	26,452	9,258	4,827	313,102	9,258	313,102
Loss on undesignated interest rate swaps	—	11,731	11,699	1,832	42,951	11,699	42,951

Total operating expenses	1,083,847	1,261,143	1,367,124	343,441	692,428	1,456,448	695,182

Operating income (loss)	87,636	401,523	815,955	174,796	(119,750)	725,861	(122,241)
Interest expense, net	377,442	724,141	992,750	280,671	304,685	1,441,862	349,272
Other income (expense), net	(8,306)	(27,246)	(137)	(4,835)	3,079	(137)	3,079

Loss before income taxes	(298,112)	(349,864)	(176,932)	(110,710)	(421,356)	(716,138)	(468,434)
Provision for (benefit from) income taxes	27,172	18,850	14,957	4,362	(8,668)	4,743	(8,489)

Net loss	$(325,284)	$(368,714)	$(191,889)	$(115,072)	$(412,688)	$(720,881)	$(459,945)

Consolidated Cash Flow Data:
Net cash provided by operating activities	$505,012	$448,556	$557,021	$112,199	$226,198
Net cash used in investing activities	(75,187)	(3,304,607)	(540,988)	(131,383)	(110,080)
Net cash provided by (used in) financing activities	(216,873)	3,079,761	(173,602)	(90,858)	(1,335,920)

Other Data:
Capital expenditures	$133,507	$152,086	$543,612	$131,383	$106,526

	Year Ended December 31,			Unaudited Three Months Ended March 31, 2008	Unaudited Pro Forma Three Months Ended March 31, 2008
	2005	2006	2007
	(dollars in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$360,070	$583,656	$426,569	$323,090	$180,680
Satellites and other property and equipment, net	3,327,341	4,729,135	4,586,348	5,522,587	5,522,587
Total assets	5,294,444	12,401,408	12,053,332	17,963,699	17,903,436

Intelsat, Ltd. Other Data (balance sheet data at period end):
Backlog (at period end)	$3,828,688	$8,100,976	$8,222,680	$8,302,846
Number of owned satellites (at period end)	28	51	53	53
Debt (principal amount)(2)	$4,976,170	$11,434,151	$11,400,690	$15,083,547	$15,234,394
Net debt	4,616,100	10,850,495	10,974,121	14,760,457	15,053,714	(4)
Cash interest expense(5)	285,721	549,445	949,735	203,978	1,328,960

	Pro Forma Year Ended December 31, 2007	Pro Forma Three Months Ended March 31, 2008
	(unaudited)	(unaudited)
Other Pro Forma Data (balance sheet data at period end):
New Bermuda Adjusted EBITDA(3)	$1,670,030	$456,884

(1)	The non-cash impairment charge in 2005 relates to the write-off of our IS-804 satellite following its in-orbit failure during January 2005. The non-cash impairment charge in 2006 relates to the write-down in value of the IS-802 satellite to its fair value after a partial loss of the satellite.
(2)	Debt (principal amount) for Intelsat, Ltd. excludes any unamortized discounts or premiums relating to the outstanding debt assumed resulting from the application of purchase accounting.
(3)	New Bermuda Adjusted EBITDA is calculated based on the term Adjusted EBITDA as defined in the indentures governing the notes being offered hereby. New Bermuda Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures. New Bermuda Adjusted EBITDA is a material component of certain ratios used in the indentures governing the notes being offered hereby, such as the debt to New Bermuda Adjusted EBITDA ratio and the secured indebtedness leverage ratio.

New Bermuda Adjusted EBITDA is presented on a pro forma basis as if the New Sponsors Acquisition Transactions and the 2008 Refinancings (as defined below) had occurred as of January 1, 2007.

We believe some investors may use New Bermuda Adjusted EBITDA to evaluate our liquidity and our financial condition. New Bermuda Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and New Bermuda Adjusted EBITDA may not be comparable with similarly titled measures of other companies. You should not consider New Bermuda Adjusted EBITDA as an alternative to operating income or net loss, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA consists of net income (loss) before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present our EBITDA to enhance your understanding of our operating performance. We use our EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating income or net loss, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net loss to EBITDA for Intelsat, Ltd. for the pro forma year ended December 31, 2007 and the pro forma three months ended March 31, 2008. We have further reconciled Intelsat, Ltd. EBITDA to New Bermuda Adjusted EBITDA for such periods.

	Pro Forma Year Ended December 31, 2007	Pro Forma Three Months Ended March 31, 2008
	(unaudited)
Net loss	$(720,881)	$(459,945)
Add (Subtract):
Interest expense, net	1,441,862	349,272
Provision for (benefit from) income taxes	4,743	(8,489)
Depreciation and amortization	860,037	209,582

EBITDA (Intelsat, Ltd.)	$1,585,761	$90,420

EBITDA (Intelsat, Ltd.)	$1,585,761	$90,420
Add (Subtract):
Parent and intercompany expenses(a)	16,481	3,364
Compensation and benefits(b)	18,387	3,707
Restructuring and transaction costs(c)	9,258	313,102
Sponsor monitoring fees and expenses(d)	23,871	3,305
Equity investment losses(e)	(105)	(105)
Satellite performance incentive interest(f)	(14,726)	(2,971)
Loss on undesignated interest rate swap(g)	11,699	42,951
Non-recurring and other non-cash items(h)	19,404	3,111

New Bermuda Adjusted EBITDA	$1,670,030	$456,884

(a)	Represents expenses incurred at Intelsat, Ltd. for employee salaries and benefits, office operating costs and other expenses incurred at Intelsat, Ltd.
(b)	Reflects the portion of the expenses incurred relating to our equity compensation plans, defined benefit pension plan and other postretirement benefits that are excludable under the definitions of New Bermuda Adjusted EBITDA.
(c)	Reflects transaction cost related to the New Sponsors Acquisition Transactions and also includes expenses incurred in connection with the integration of operations of the Company and PanAmSat.
(d)	Reflects expenses incurred in connection with the monitoring fee agreements with our Former Sponsors and the New Sponsors to provide certain monitoring, advisory and consulting services to Intelsat Bermuda, Intelsat Sub Holdco and their respective subsidiaries.
(e)	Represents gains or losses incurred under the equity method of accounting.
(f)	Amount represents satellite performance incentive interest expense required to be excluded from interest expense for the calculation of New Bermuda Adjusted EBITDA.
(g)	Represents the change in the fair value of the undesignated interest rate swaps which are recognized in operating expenses.
(h)	Reflects certain non-recurring gains and losses and also non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity contracts which are excluded from New Bermuda Adjusted EBITDA by definition.
(4)	Represents pro forma debt (principal amount) at March 31, 2008 less pro forma cash and cash equivalents.
(5)	Cash interest expense excludes (i) amortization of debt issuance costs, (ii) amortization of the unamortized discount on certain of Intelsat, Ltd.’s and Intelsat Jackson’s senior notes, (iii) accretion of principal related to the existing Intermediate Holdco discount notes, (iv) the amortization of premium related to the revalued debt assumed in the PanAmSat Acquisition Transaction that results from the application of purchase accounting, and (v) the imputed interest associated with satellite performance incentives.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2008 on a historical basis and on a pro forma as adjusted basis to give effect to the Change of Control Offers, the financing transactions used to fund the Change of Control Offers and the offering of the notes and the use of proceeds thereof. The indebtedness shown on such pro forma as adjusted basis assumes that all holders exercise their right to tender their notes in the Change of Control Offers and all lenders elect to have their loans prepaid in the Jackson Change of Control Prepayment Offer, regardless of whether or not they have actually done so or will do so. The information in this table should be read in conjunction with the consolidated financial statements and the related notes contained in the 2007 Form 10-K and 1Q 2008 Form 10-Q.

	As of March 31, 2008
	Actual	Pro Forma as Adjusted
	(dollars in millions)
Long-term debt:
Intelsat Corp(2)
Senior secured credit facilities(1)	$2,076.1	$2,076.1
Senior secured debentures due 2028	125.0	125.0
9% Senior notes due 2016(3)	575.0	—
New 9 1/4% Senior notes due 2016(4)	—	580.7
9% Senior notes due 2014(3)	656.3	—
New 9 1/4% Senior notes due 2014(5)	—	662.9

Total debt of Intelsat Corp	3,432.4	3,444.7

Intelsat Sub Holdco(6)
Senior secured credit facilities(7)	340.4	340.4
8 1/4% Senior notes due 2013(8)	875.0	—
New 8 1/2% Senior notes due 2013(9)	—	883.7
8 5/8% Senior notes due 2015(8)	675.0	—
New 8 7/8% Senior notes due 2015(10)	—	681.8
Capital lease obligations(11)	8.2	8.2
Note payable(12)	10.0	10.0

Total debt of Intelsat Sub Holdco and subsidiaries	1,908.6	1,924.1

Intermediate Holdco
9 1/4% Senior discount notes due 2015(13)	402.5	—
New 9 1/2% Senior discount notes due 2015(14)	—	418.8

Total debt of Intermediate Holdco	402.5	418.8

Intelsat Jackson(15)
11 1/4% Senior notes due 2016(16)(17)	1,330.0	—
New 11 1/2% Senior notes due 2016(18)	—	1,343.3
9 1/4% Senior notes due 2016(16)(19)	750.0	—
New 9 1/2% Senior notes due 2016(20)	—	757.5
Senior unsecured term loan(16)(21)	1,000.0	—
New senior unsecured term loan(22)	—	1,010.0

Total debt of Intelsat Jackson	3,080.0	3,110.8

	As of March 31, 2008
	Actual	Pro Forma as Adjusted
	(dollars in millions)
Intelsat Bermuda
Intelsat Bermuda senior bridge loan due 2017	2,805.0	—
New 11 1/4% Senior notes due 2017(23)	—	2,805.0
Intelsat Bermuda senior PIK election bridge loan due 2017	2,155.0	—
New 11 1/2%/12 1/2% Senior PIK election notes due 2017(24)	—	2,231.0

Total debt of Intelsat Bermuda	4,960.0	5,036.0

Total debt of Intelsat Bermuda and subsidiaries	13,783.5	13,934.4
Intelsat, Ltd.
7 5/8% Senior notes due 2012(25)	600.0	600.0
6 1/2% Senior notes due 2013(25)	700.0	700.0

Total debt of Intelsat, Ltd.	1,300.0	1,300.0

Total long-term debt	15,083.5	15,234.4
Total shareholder’s equity	1,354.5	1,212.7

Total capitalization	$16,438.0	$16,447.1

(1)	Consists of a $355.9 million Term Loan A-3 Facility, a $1.6 billion Term Loan B-2 Facility, a $150.0 million incremental Term Loan B-2 and a $175.0 million revolving credit facility (with $311.4 million, $1,614.7 million, $150.0 million and $0, respectively, outstanding as of March 31, 2008, and $302.5 million, $1,610.6 million, $149.6 million and $0, respectively, outstanding as of June 15, 2008) for which Intelsat Corp is the obligor.
(2)	Certain of Intelsat Corp’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.
(3)	In connection with the Corp Change of Control Offers, on May 2, 2008 Intelsat Corp repurchased $651.6 million principal amount of the Outstanding 2014 Corp Notes and $575.0 million principal amount of the Outstanding 2016 Corp Notes with the proceeds of the 2014 Unsecured Credit Agreement and the 2016 Unsecured Credit Agreement, respectively.
(4)	Intelsat Corp will use the proceeds of these notes to repay the 2016 Unsecured Credit Agreement that was entered into on May 2, 2008 to fund the Intelsat Corp Change of Control Offer with respect to the 9% Senior Notes due 2016. These notes will be guaranteed by certain subsidiaries of Intelsat Corp.
(5)	Intelsat Corp will use the proceeds of these notes to repay the 2014 Unsecured Credit Agreement that was entered into on May 2, 2008 to fund the Intelsat Corp Change of Control Offer with respect to the 9% Senior Notes due 2014. These notes will be guaranteed by certain subsidiaries of Intelsat Corp.
(6)	Certain of Intelsat Sub Holdco’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.
(7)	Consists of a $344.8 million Term Loan B Facility and a $250.0 million revolving credit facility (with $340.4 million and $0, respectively, outstanding as of March 31, 2008, and $339.6 million and $0, respectively, outstanding as of June 15, 2008) for which Intelsat Sub Holdco is the obligor.
(8)	These notes are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intermediate Holdco, Intelsat Jackson and certain subsidiaries of Intelsat Sub Holdco. In connection with the Sub Holdco Change of Control Offers, on May 2, 2008 Intelsat Sub Holdco completed the repurchase of $874.6 million principal amount of its Outstanding 2013 Notes and $674.3 million principal amount of its Outstanding 2015 Notes with the proceeds of the 2013 Unsecured Credit Agreement and the 2015 Unsecured Credit Agreement, respectively.
(9)

Intelsat Sub Holdco will use the proceeds of these notes to repay the 2013 Unsecured Credit Agreement that was entered into on May 2, 2008 to fund the Sub Holdco Change of Control Offer with respect to the 8 1/4% Senior Notes due 2013. These notes will be guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

(10)

Intelsat Sub Holdco will use the proceeds of these notes to repay the 2015 Unsecured Credit Agreement that was entered into on May 2, 2008 to fund the Sub Holdco Change of Control Offer with respect to the 8 5/8% Senior Notes due 2015. These notes will be guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

(11)	Indebtedness of Intelsat Sub Holdco and its subsidiaries.
(12)	Note payable represents a note payable of a subsidiary of Intelsat Sub Holdco, guaranteed by Intelsat, Ltd., to Lockheed Martin Corporation bearing interest at 7%, payable in annual installments of $5.0 million beginning January 1, 2007.
(13)	Intermediate Holdco is the obligor and Intelsat, Ltd. is a co-obligor of the Outstanding 2015 Discount Notes. Intelsat Bermuda and Intelsat Jackson are guarantors of the Outstanding 2015 Discount Notes. In connection with the Intermediate Holdco Change of Control Offer, on June 3, 2008 Intermediate Holdco repurchased $474.2 million aggregate principal amount at maturity of the Outstanding 2015 Discount Notes with the proceeds of the Intermediate Holdco Unsecured Credit Agreement.
(14)	Intermediate Holdco will use the proceeds of these notes to repay the Intermediate Holdco Unsecured Credit Agreement that was entered into on June 3, 2008 to fund the Intermediate Holdco Change of Control Offer. Intelsat, Ltd. will be a co-obligor and Intelsat Bermuda and Intelsat Jackson will be guarantors of the Intermediate Holdco Notes. The pro forma amount assumes an issue date of June 27, 2008.
(15)	Certain of Intelsat Jackson’s senior notes carry discounts from or premiums on their face value. The actual amounts shown do not reflect the unamortized discount or premium from face value.
(16)	As a result of the New Sponsors Acquisition, Intelsat Jackson commenced change of control offers with respect to such indebtedness on May 2, 2008. The settlement date for each of Intelsat Jackson’s change of control offers is expected to be July 1, 2008. Affiliates of the initial purchasers have provided a backstop financing commitment with respect to Intelsat Jackson’s change of control offers and Intelsat Jackson expects to fund the repurchase of the notes with the proceeds of the Intelsat Jackson Notes and expects to fund the repayment of the senior unsecured term loan due 2014 with an unsecured term loan borrowing under the New Intelsat Jackson Unsecured Credit Agreement. The amounts shown assume that all of the loans under the Intelsat Jackson Unsecured Credit Agreement are repaid in the Jackson Change of Control Prepayment Offer and that all of the Outstanding Jackson Notes are tendered in the Jackson Change of Control Offers. If any lenders do not elect to have their loans prepaid or if any of the Outstanding Jackson Notes are not tendered, such loans or notes and the related guarantees will remain outstanding obligations of Intelsat Jackson and the respective guarantors.
(17)	These notes are guaranteed by Intelsat, Ltd. and Intelsat Bermuda.
(18)	Intelsat Jackson will use the proceeds of these notes to fund the repurchase of its 11 1 /4% Senior Notes due 2016. Intelsat, Ltd. and Intelsat Bermuda will guarantee these notes.
(19)	These notes are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and certain of its subsidiaries.
(20)

Intelsat Jackson will use the proceeds of these notes to fund the repurchase of its 9 1 /4% Senior Notes due 2016. Intelsat, Ltd., Intelsat Bermuda and certain subsidiaries of Intelsat Sub Holdco will guarantee these notes.

(21)	The term loan under the Intelsat Jackson Unsecured Credit Agreement is guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and certain of Intelsat Sub Holdco’s subsidiaries.
(22)	Intelsat Jackson will use the proceeds of this new term loan to fund the repayment of its senior unsecured term loan due 2014 under the Intelsat Jackson Unsecured Credit Agreement. This new term loan will be guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and certain of Intelsat Sub Holdco’s subsidiaries.
(23)	Intelsat Bermuda will use the proceeds of these notes to repay the Senior Bridge Loan Credit Agreement that was assigned to it on February 4, 2008 in connection with the Serafina Assignment. These notes will be guaranteed by Intelsat, Ltd.
(24)	Intelsat Bermuda will use the proceeds of these notes to repay the PIK Election Bridge Loan Credit Agreement that was assigned to it on February 4, 2008 in connection with the Serafina Assignment. These notes will be guaranteed by Intelsat, Ltd. The pro forma amount assumes an issue date of June 27, 2008.
(25)	Indebtedness of Intelsat, Ltd. Our senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of operations for the three-month periods ended March 31, 2008 and 2007 and for the year ended December 31, 2007 and the unaudited pro forma condensed consolidated balance sheet as of March 31, 2008 are based on our historical consolidated financial statements after giving effect to the New Sponsors Acquisition Transactions, the Change of Control Offers and the 2008 Refinancings (as defined below).

As a result of the New Sponsors Acquisition, our financial results for 2008 were separately presented in our condensed consolidated financial statements for the “Predecessor Entity” for the period January 1, 2008 through January 31, 2008 and for the “Successor Entity” for the periods February 1, 2008 through March 31, 2008. We have combined the 2008 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2008 through March 31, 2008 in the pro forma financial information below, as we believe this combination is more useful and provides a more accurate comparison. This combination is not in accordance with U.S. GAAP, but it is provided to enhance the reader’s understanding of our pro forma results of operations for the periods presented.

The New Sponsors Acquisition is being accounted for under the purchase method of accounting. The purchase price paid by Serafina Holdings and Serafina to acquire Intelsat Holdings plus related purchase accounting adjustments were “pushed down” and recorded in the consolidated financial statements of Intelsat, Ltd. and its subsidiaries. As a result, the purchase price and related costs of the New Sponsors Acquisition have been allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of the acquisition.

An allocation of the purchase price for the New Sponsors Acquisition was performed using currently available information and was based on estimates of fair values of assets acquired and liabilities assumed in connection with the New Sponsors Acquisition. Determining fair values required management to make significant estimates and assumptions. In order to develop estimates of fair values, management considered the following generally accepted valuation approaches: the cost approach, income approach and market approach. Management’s estimates included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. While management believes that the estimates and assumptions underlying the valuation methodologies are reasonable, different assumptions could have resulted in different market values. Any final adjustments may change the allocation of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed consolidated financial statements, including recording additional goodwill.

The pro forma condensed consolidated statements of operations for the three-month periods ended March 31, 2008 and 2007 and for the year ended December 31, 2007 give effect to the New Sponsors Acquisition Transactions and the 2008 Refinancings as if they had occurred on January 1, 2007. The pro forma condensed consolidated balance sheet as of March 31, 2008 gives effect to the Change of Control Offers and the 2008 Refinancings as if they occurred on March 31, 2008.

Pro forma adjustments for the following transactions, referred to as the 2008 Refinancings, were made to reflect:

•

the refinancing of the term loans outstanding under Intelsat Sub Holdco’s 2013 Unsecured Credit Agreement and 2015 Unsecured Credit Agreement, which were used to fund the Sub Holdco Change of Control Offers, with the proceeds from the offering of the Sub Holdco Notes;

•

the refinancing of the term loans outstanding under the Intermediate Holdco Unsecured Credit Agreement, which was used to fund the Intermediate Holdco Change of Control Offer, with the proceeds from the offering of the Intermediate Holdco Notes;

•

the refinancing of the term loans outstanding under Intelsat Corp’s 2014 Unsecured Credit Agreement and 2016 Unsecured Credit Agreement, which were used to fund the Corp Change of Control Offers, with the proceeds from the offering of Intelsat Corp’s new 9 1/4% Senior Notes due 2014 and new 9 1/4% Senior Notes due 2016;

•

the refinancing of the Outstanding Jackson Notes with the proceeds from the offering of the Intelsat Jackson Notes and the repayment of the borrowings outstanding under the Intelsat Jackson Unsecured Credit Agreement with the proceeds of the borrowing under the New Intelsat Jackson Unsecured Credit Agreement, assuming that all holders exercise their right to tender their notes in the Jackson Change of Control Offers and all lenders elect to have their loans prepaid in the Jackson Change of Control Prepayment Offer, regardless of whether or not they do so;

•

changes in interest expense resulting from the repayment of the term loans outstanding under the Bridge Loan Credit Agreements with the proceeds from the offering of the Intelsat Bermuda Notes, and assuming that Intelsat Bermuda elects to pay cash interest on its new 11 1/2% Senior PIK Election Notes due 2017;

•

the write-off of the previously deferred financing costs and discounts related to the debt of Intelsat Sub Holdco, Intermediate Holdco, Intelsat Jackson and Intelsat Bermuda which has been or will be refinanced, and the capitalization of new fees related to the 2008 Refinancings; and

•	the income tax effects related to these transactions.

Pro forma adjustments for the following transactions, referred to as the New Sponsors Acquisition Transactions and the Change of Control Offers, were made to reflect:

•	changes in depreciation and amortization expense resulting from fair value adjustments to net tangible and intangible assets and net tangible liabilities;

•	an increase in stock compensation expense resulting from the exchange of restricted shares and SCAs of Intelsat Holdings for instruments of equivalent value in Serafina Holdings;

•	changes in pension and employee benefit expense resulting from fair value adjustments to the related liabilities;

•

interest on the borrowing of $4.96 billion of term loans under the Bridge Loan Credit Agreements and the use of the proceeds thereof to finance a portion of the New Sponsors Acquisition and to finance the redemption of Intelsat Jackson’s Floating Rate Senior Notes due 2013 and Floating Rate Senior Notes due 2015 and the redemption of Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008;

•	changes in interest expense resulting from fair value adjustments of debt assumed in connection with the New Sponsors Acquisition;

•

changes in the interest rates on term loans under Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities which were amended and restated in connection with the New Sponsors Acquisition;

•

the term loan borrowings under Intelsat Sub Holdco’s 2013 Unsecured Credit Agreement and 2015 Unsecured Credit Agreement to finance the repurchase of the Outstanding Sub Holdco Notes in connection with the Sub Holdco Change of Control Offers assuming that all holders exercised their rights to tender such notes, even though not all actually did so;

•

the term loan borrowings under the Intermediate Holdco Unsecured Credit Agreement to finance the repurchase of the Outstanding Intermediate Holdco Notes in connection with the Intermediate Holdco Change of Control Offer, assuming that all holders exercised their rights to tender such notes, even though not all actually did so;

•

the term loan borrowings under Intelsat Corp’s 2014 Unsecured Credit Agreement and 2016 Unsecured Credit Agreement to finance the repurchase of the Outstanding Corp Notes in connection with the Corp Change of Control Offers, assuming that all holders exercised their rights to tender such notes, even though not all actually did so; and

•	the income tax effects related to these transactions.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Summary—Acquisition by New Sponsors,” “Summary—The Change of Control Offers,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical consolidated financial statements and the notes thereto included in the 2007 Form 10-K and the 1Q 2008 Form 10-Q. The unaudited pro forma condensed consolidated financial information is being furnished solely for informational purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had these transactions been completed as of the dates and for the periods presented, nor is it necessarily indicative of future results.

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2008

(in thousands)

	Historical			Pro Forma Adjustments
	Predecessor Entity January 1, 2008 to January 31, 2008	Successor Entity February 1, 2008 to March 31, 2008	Combined Three Months Ended March 31, 2008	New Sponsors Acquisition Transactions and the Change of Control Offers		2008 Refinancings		Total Pro Forma
Revenue	$190,261	$382,417	$572,678	$263	(1)	$—		$572,941
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	54,796	80,479	—		—		80,479
Selling, general and administrative	18,485	29,575	48,060	1,008	(2),(3)	—		49,068
Depreciation and amortization	64,157	143,679	207,836	1,746	(4)	—		209,582
Restructuring and transaction costs	313,102	—	313,102	—		—		313,102
Loss on undesignated interest rate swaps	11,431	31,520	42,951	—		—		42,951

Total operating expenses	432,858	259,570	692,428	2,754		—		695,182

Income (loss) from operations	(242,597)	122,847	(119,750)	(2,491)		—		(122,241)
Interest expense, net	80,275	224,410	304,685	45,202	(5)	(615	)(6)	349,272
Other income, net	535	2,544	3,079	—		—		3,079

Loss before income taxes	(322,337)	(99,019)	(421,356)	(47,693)		615		(468,434)
Provision for (benefit from) income taxes	(10,476)	1,808	(8,668)	45	(9)	134	(9)	(8,489)

Net loss	$(311,861)	$(100,827)	$(412,688)	$(47,738)		$481		$(459,945)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2007

(in thousands)

	Historical	Pro Forma Adjustments
	Year Ended December 31, 2007	New Sponsors Acquisition Transactions and the Change of Control Offers		2008 Refinancings		Total Pro Forma
Revenue	$2,183,079	$(770	)(1)	$—		2,182,309
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	323,557	—		—		323,557
Selling, general and administrative	238,490	13,407	(2),(3)	—		251,897
Depreciation and amortization	784,120	75,917	(4)	—		860,037
Restructuring and transaction costs	9,258	—		—		9,258
Loss on undesignated interest rate swaps	11,699	—		—		11,699

Total operating expenses	1,367,124	89,324		—		1,456,448

Income (loss) from operations	815,955	(90,094)		—		725,861
Interest expense, net	992,750	435,376	(5)	13,736	(6)	1,441,862
Other expense, net	(137)	—		—		(137)

Loss before income taxes	(176,932)	(525,470)		(13,736)		(716,138)
Provision for (benefit from) income taxes	14,957	(10,684	)(9)	470	(9)	4,743

Net loss	$(191,889)	$(514,786)		$(14,206)		$(720,881)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2007

(in thousands)

	Historical	Pro Forma Adjustments
	Three Months Ended March 31, 2007	New Sponsors Acquisition Transactions and the Change of Control Offers		2008 Refinancings		Total Pro Forma
Revenue	$518,237	$(584	)(1)	$—		$517,653
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	79,369	—		—		79,369
Selling, general and administrative	61,809	3,147	(2),(3)	—		64,956
Depreciation and amortization	195,604	19,905	(4)	—		215,509
Restructuring and transaction costs	4,827	—		—		4,827
Loss on undesignated interest rate swaps	1,832	—		—		1,832

Total operating expenses	343,441	23,052		—		366,493

				—
Income (loss) from operations	174,796	(23,636)		—		151,160
Interest expense, net	280,671	105,046	(5)	5,737	(6)	391,454
Other expense, net	(4,835)	—		—		(4,835)

Loss before income taxes	(110,710)	(128,682)		(5,737)		(245,129)
Provision for (benefit from) income taxes	4,362	(3,919	)(9)	115	(9)	559

Net loss	$(115,072)	$(124,763)		$(5,852)		$(245,688)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2008

(in thousands)

	Historical	Pro Forma Adjustments
	Intelsat, Ltd.	Change of Control Offers		2008 Refinancings		Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$323,090	$(40,162	)(7)	$(102,248	)(8)	$180,680
Receivables, net of allowance	298,594	—		—		298,594
Deferred income taxes	45,752	—		—		45,752
Prepaid expenses and other current assets	79,842	—		—		79,842

Total current assets	747,278	(40,162)		(102,248)		604,868

Satellites and other property and equipment, net	5,522,587	—		—		5,522,587
Goodwill	6,723,307	81,555	(7)	—		6,804,862
Non-amortizable intangible assets	3,283,400	—		—		3,283,400
Amortizable intangible assets, net	1,242,682	—		—		1,242,682
Other assets	444,445	40,162	(7)	(39,570	)(8)	445,037

Total assets	$17,963,699	$81,555		$(141,818)		$17,903,436

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable and accrued liabilities	$111,112	$—		$—		$111,112
Employee related liabilities	26,646	—		—		26,646
Customer advances for satellite construction	21,500	—		—		21,500
Accrued interest payable	266,300	—		—		266,300
Current portion of long-term debt	84,876	—		—		84,876
Deferred satellite performance incentives	24,975	—		—		24,975
Other current liabilities	118,799	—		—		118,799

Total current liabilities	654,208			—		654,208

Long-term debt, net of current portion	14,576,294	81,555	(7)	—		14,657,849
Deferred satellite performance incentives, net of current portion	128,472	—		—		128,472
Deferred revenue, net of current portion	162,236	—		—		162,236
Deferred income taxes	743,948	—		—		743,948
Accrued retirement benefits	126,713	—		—		126,713
Other long-term liabilities	217,316	—		—		217,316

Total liabilities	16,609,187	81,555		—		16,690,742

Shareholder’s equity:
Ordinary shares	12	—		—		12
Paid-in capital	1,455,451	—		—		1,455,451
Accumulated deficit	(100,827)	—		(141,818	)(8)	(242,645)
Accumulated other comprehensive loss:	(124)	—		—		(124)

Total shareholder’s equity	1,354,512	—		(141,818)		1,212,694

Total liabilities and shareholder’s equity	$17,963,699	$81,555		$(141,818)		$17,903,436

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Notes to Unaudited Pro Forma Condensed Consolidated

Financial Information

(1)	Reflects changes in the amortization of deferred revenue resulting from fair value adjustments to the deferred revenue balance as a result of the New Sponsors Acquisition.

(2)	Reflects changes to the 2005 Share Plan. As a result of the New Sponsors Acquisition, all unvested shares in the 2005 Share Plan were exchanged for an equivalent value of unvested shares of Serafina Holdings at a fair value of $100 per share. These exchange shares continue to be classified as a liability of the Company’s parent due to certain repurchase features in the 2005 Share Plan. In addition, the vesting periods associated with the unvested restricted shares continued unchanged. For the three months ended March 31, 2008 and 2007 and the year ended December 31, 2007, there was an increase in compensation expense related to the 2005 Share Plan of $0.8 million, $2.5 million, and $9.8 million, respectively.

(3)	Reflects the adjustment to pension expense resulting from the fair value adjustments to the projected benefit obligation. For the three months ended March 31, 2008 and 2007 and the year ended December 31, 2007, the increase in pension expense resulting from this adjustment was $0.2 million, $0.7 million and $3.6 million, respectively.

(4)	Reflects the adjustment to depreciation using the straight-line method resulting from estimated fair value adjustments to the satellites, and other property and equipment, and the adjustment to amortization using the expected pattern of use resulting from the fair value adjustments to the amortizable intangibles, in each case as a result of the New Sponsors Acquisition. The fair values of satellites are being amortized on a straight-line basis over their estimated useful lives ranging from 0.3 years to 15.4 years.

(5)	Reflects the adjustment to interest expense for the New Sponsors Acquisition Transactions and the Change of Control Offers as follows:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007	Three Months Ended March 31, 2007
	(in thousands)
Elimination of interest expense due to extinguishment of existing debt(i)	$(12,411)	$(114,717)	$(28,680)
Additions to interest expense on the Bridge Loan Credit Agreements using effective interest rates(ii)	55,397	568,802	139,924
Elimination of historical interest expense on debt repurchased pursuant to change of control offers(iii)	(127,581)	(511,364)	(127,479)
Additions to interest expense using new effective interest rates in connection with the financing of change of control offers (iv)	131,628	526,134	131,492
Elimination of historical interest expense on other debt assumed(v)	(86,684)	(377,549)	(96,328)
Additions to interest expense using new effective interest rates on all other debt assumed(v)	85,637	340,569	84,571

Reduction of interest expense due to additional interest capitalized on construction in progress	(1,092)	(3,076)	(552)

Accretion of interest on deferred revenue balances	319	6,742	2,124
Additional interest expense on customer deposits	(11)	(165)	(26)

Pro forma interest expense adjustment	$45,202	$435,376	$105,046

(i)

Existing debt redeemed consisted of Intelsat Jackson’s $260.0 million Floating Rate Senior Notes due 2013, Intelsat Jackson’s $600.0 million Floating Rate Senior Notes due 2015 and Intelsat, Ltd.’s $400.0 million 5 1/4% Senior Notes due 2008.

(ii)	Represents interest expense in connection with the New Sponsors Acquisition Transactions on:
•

Term loan borrowings under the $2.81 billion Senior Bridge Loan Credit Agreement, bearing interest at LIBOR plus 450 basis points, increasing by 50 basis points on August 4, 2008 and in increments of 50 basis points per quarter thereafter to a maximum rate of 11.25% for the remaining duration of the term loan. For pro forma purposes, the effective rate used was calculated assuming the interest rate increases set forth above.

•

Term loan borrowings under the $2.15 billion PIK Election Bridge Loan Credit Agreement, bearing interest at LIBOR plus 475 basis points, increasing by 50 basis points on August 4, 2008 and in increments of 50 basis points per quarter thereafter to a maximum of 11.50% for the remaining duration of the term loan. Upon exercise of the PIK election on the term loan, the interest rate on the term loan will increase by 100 basis points, up to a maximum rate of 12.50%. For pro forma purposes, the effective interest rate used was calculated assuming we would elect the PIK option over the life of the loan, and assuming the interest rate increases set forth above.

•	For the three months ended March 31, 2008, the adjustment reflects additional interest expense for the period January 1 to January 31, 2008, prior to the completion of the New Sponsors Acquisition.

(iii)	Represents the elimination of interest expense on debt of Intelsat Sub Holdco, Intermediate Holdco, Intelsat Jackson and Intelsat Corp assumed to have been repurchased in change of control offers related to the New Sponsors Acquisition.
(iv)	Represents additional interest expense on borrowings under the following new bridge credit facilities used to finance the change of control offers of Intelsat Sub Holdco, Intermediate Holdco and Intelsat Corp, in each case with a 25 basis point increase in interest rates over the outstanding debt tendered in the change of control offers, and in each case assuming all of the debt was tendered in full and repurchased at 101% of face value:
•	Intelsat Sub Holdco’s 8 1/2% 2013 Unsecured Credit Agreement,
•	Intelsat Sub Holdco’s 8 7/8% 2015 Unsecured Credit Agreement,
•	Intermediate Holdco’s 9 1/2% Intermediate Holdco Unsecured Credit Agreement,
•	Intelsat Corp’s 9 1/4% 2014 Unsecured Credit Agreement, and
•	Intelsat Corp’s 9 1/4% 2016 Unsecured Credit Agreement.

Also includes additional interest expense for the Outstanding Intelsat Jackson Notes subject to change of control offers at 101% of face value.

(v)	Represents the remaining debt assumed which has been marked to fair value with a new effective interest rate, and pro forma interest expense has been calculated using the new value and new effective interest rate for the applicable period.

For each 0.125% of increase or decrease in the assumed rate with respect to all of our variable debt facilities, our annual interest expense on a pro forma basis would increase or decrease by $8.2 million.

(6)	Reflects the adjustment to interest expense for the 2008 Refinancings as follows:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007	Three Months Ended March 31, 2007
	(in thousands)
Elimination of interest expense, including amortization of deferred financing costs, on the Bridge Loan Credit Agreements(i)(iv)	$(146,328)	$(568,802)	$(139,924)
Additions to interest expense related to the new Intelsat Bermuda Notes(i),(iv)	144,242	576,356	144,052
Elimination of historical interest expense, including amortization of deferred financing costs and discount/premium, on the Outstanding Intelsat Jackson Notes, the Outstanding Sub Holdco Notes, the Outstanding Intermediate Holdco Notes and the Outstanding Corp Notes(ii)	(131,628)	(526,134)	(131,492)
Additions to interest expense related to the new Intelsat Jackson Notes, Sub Holdco Notes, Intermediate Holdco Notes and Corp Notes(ii)	132,162	528,421	132,077
Elimination of historical interest expense, including amortization of deferred financing costs and discount, on the Intelsat Jackson Unsecured Credit Agreement(iii)	(13,117)	(52,401)	(13,054)
Additional interest expense on the New Intelsat Jackson Unsecured Credit Agreement(iii)	14,143	56,511	14,119
Reduction of interest expense due to additional interest capitalized to construction in progress	(89)	(215)	(41)

Pro forma interest expense adjustment	$(615)	$13,736	$5,737

(i)	Represents the elimination of the actual and pro forma interest related to the New Sponsors Acquisition Transactions adjustment. Also reflects the incurrence of additional interest expense related to the 2008 Refinancings assuming Intelsat Bermuda’s $2.15 billion PIK Election Bridge Loan Credit Agreement and $2.81 billion Senior Bridge Loan Credit Agreement are refinanced with proceeds from the Intelsat Bermuda Notes at fixed rates of 11.5% and 11.25%, respectively.

(ii)	Represents the elimination of the pro forma interest related to the New Sponsors Acquisition Transactions adjustment. Also reflects the incurrence of additional interest expense related to the 2008 Refinancings assuming the issuance of the Corp Notes, the Sub Holdco Notes, the Intermediate Holdco Notes and the Intelsat Jackson Notes in connection with the refinancing of the following:

•	Intelsat Corp’s 9 1/4% 2014 Unsecured Credit Agreement,

•	Intelsat Corp’s 9 1/4% 2016 Unsecured Credit Agreement,

•	Intelsat Sub Holdco’s 8 1/2% 2013 Unsecured Credit Agreement,

•	Intelsat Sub Holdco’s 8 7/8% 2015 Unsecured Credit Agreement,

•	Intermediate Holdco’s 9 1/2% Intermediate Holdco Unsecured Credit Agreement,

•	Intelsat Jackson’s Outstanding Jackson Non-Guaranteed Notes, and

•	Intelsat Jackson’s Outstanding Jackson Guaranteed Notes.

(iii)	Represents the elimination of interest expense on the Intelsat Jackson Unsecured Credit Agreement assuming all of the loans outstanding thereunder are repaid at 101% in connection with the Jackson Change of Control Prepayment Offer. Also reflects the incurrence of additional interest expense on the New Intelsat Jackson Unsecured Credit Agreement entered into to finance the Jackson Change of Control Prepayment Offer, with a 25 basis point increase in the interest rate.

(iv)

For pro forma purposes, the effective interest rate used was calculated assuming interest is paid in cash throughout the term of Intelsat Bermuda’s 11 1/2% Senior PIK Election Notes due 2017. If instead it were assumed that the Company would elect the PIK option throughout the term of the notes, the effects on our pro forma interest expense would have been consistent with the total pro forma interest expense adjustment included in footnote 5 of the unaudited pro forma condensed consolidated financial information.

For each 0.125% of increase or decrease in the assumed rate with respect to all of our variable debt facilities, our annual interest expense on a pro forma basis would increase or decrease by $2.1 million.

(7)	Reflects the additional deferred financing fees incurred in connection with the borrowings under the backstop credit agreements to fund the Intelsat Corp, Intelsat Sub Holdco and Intermediate Holdco change of control offers and the net increase in long-term debt to reflect the one percent call premium and the exercise of the PIK option from February 4, 2008. The repayment of the debt subject to change of control provisions has been reflected as a resolution of a pre-existing contingency and results in a change to goodwill.
(8)	Reflects the elimination of the deferred financing fees capitalized on the debt which will be refinanced in connection with the 2008 Refinancings, and the capitalization of new deferred financing fees incurred in connection with the issuance of the new Corp Notes, Sub Holdco Notes, Intermediate Holdco Notes, Intelsat Jackson Notes and Intelsat Bermuda Notes. The net decrease in deferred financing fees is also reflected in the effective interest calculations described in footnote 6 above.
(9)	Reflects the estimated tax effect of the pro forma adjustments on the historical results of the Company. As Serafina Holdings is a Bermuda-based corporation, we have utilized the estimated combined federal and state statutory tax rate, generally 36.0%, related to income earned and expenses incurred in taxable jurisdictions. Because certain of Intelsat, Ltd.’s subsidiaries are Bermuda-based, no pro forma tax provision or benefit has been recorded related to income or expense of these subsidiaries.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements herein constitute forward-looking statements that do not directly or exclusively relate to historical facts. When used herein, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information.

The forward-looking statements made herein reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements speak only as of their dates and are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors” under Item 1A “Risk Factors” in the 2007 Form 10-K, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

Other factors that may cause results or developments to differ materially from the forward-looking statements made herein include, but are not limited to:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

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our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	possible future losses on satellites that are not adequately covered by insurance;

•	domestic and international government regulation;

•	changes in our revenue backlog or expected revenue backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	the competitive environment in which we operate;

•	customer defaults on their obligations owed to us;

•	our international operations and other uncertainties associated with doing business internationally;

•	litigation; and

•	other risks discussed in “Risk Factors” under Item 1A “Risk Factors” in the 2007 Form 10-K.

In connection with our acquisition by funds controlled by BC Partners Holdings Limited and Silver Lake Partners as described under “Summary—Acquisition by New Sponsors,” factors that may cause results or developments to differ materially from the forward-looking statements made herein include, but are not limited to:

•	our substantial level of indebtedness following consummation of the New Sponsors Acquisition Transactions;

•	certain covenants in our debt agreements following consummation of the New Sponsors Acquisition Transactions;

•	our ability to make distributions to our parent entities in amounts sufficient to make their required interest and principal payments; and

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risks that the New Sponsors Acquisition Transactions disrupt our current plans and operations and the potential difficulties in employee retention, including key members of our senior management, as a result of such transactions.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements herein and to view all forward-looking statements made herein with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.